Exhibit 10.4

FORM OF STOCK APPRECIATION RIGHTS AGREEMENT

Ralcorp Holdings, Inc. (the "Company"), effective [insert] (“Grant Date”), grants to [insert] ("SAR Holder") this Stock Appreciation Right (the “SAR”) relating to [insert] shares of its $.01 par value Common Stock (the "Common Stock") at a price of [insert] (“Exercise Price”) per share pursuant to the Amended and Restated Ralcorp Holdings, Inc. 2007 Incentive Stock Plan (the "Plan").

NOW THEREFORE, the Company and SAR Holder agree, for and in consideration of the terms hereof, as follows:

1.
Exercise - Subject to the provisions of the Plan and the following terms, SAR Holder may exercise the SAR from time to time by tendering to the Company (or its designated agent), irrevocable written notice of exercise, which will state the number of shares under the SAR to be exercised.  Upon the exercise of all or a portion of the SAR, the SAR Holder shall receive from the Company an amount by which the fair market value of the underlying Common Stock exceeds the exercise price of the exercised portion of the SAR.  Such amount of appreciation on the underlying shares shall be paid to the SAR Holder in shares of Common Stock of the Company based on the fair market value of such shares on the date of exercise.  All determinations of fair market value shall be made by the Corporate Governance and Compensation Committee of the Company’s Board of Directors (the “Committee”) in accordance with the Plan.  In lieu of fractional shares, the amount to be paid upon exercise shall be rounded down to the nearest whole number of shares.

2.
When Exercisable - This SAR becomes exercisable at the rate of one-third of the total shares on each of February 15, 2015, 2016 and 2017.  This SAR remains exercisable through February 14, 2022, unless SAR Holder is no longer employed by the Company, or such other event as specified in paragraph 3 occurs, in which case the SARs are exercisable only if permitted by, and in accordance with, the provisions of paragraph 3 below.

3.
Accelerated Exercise - Notwithstanding the above, this SAR shall become exercisable before the normal exercise dates set forth in paragraph 2 above upon the occurrence of any of the events set forth below while SAR Holder is employed by the Company (hereinafter referred to as an “Accelerating Event”).  This SAR shall become exercisable in full on the date of such Accelerating Event, as set forth below, and shall remain exercisable for the periods also set forth below or until February 14, 2022, whichever occurs first.  Thereafter, the unexercised portion of this SAR is forfeited and may not be exercised.  An Accelerating Event may be any of the following:

a.	Death of SAR Holder; exercisable for three years.
b.	Declaration of SAR Holder’s total and permanent disability; exercisable for three years.
c.	Voluntary termination of SAR Holder’s employment at or after attainment of age 62 exercisable for three years.
d.	Involuntary termination of employment of SAR Holder, other than a Termination for Cause; exercisable for six months.
e.	Occurrence of a Change in Control (exercisable upon an occurrence of a Change in Control and for six months following the Change in Control).

4.
Forfeiture - This paragraph sets forth the circumstances under which this SAR will be forfeited.  All shares not exercisable shall be forfeited upon the occurrence of any of the following events (any of which is referred to as a "Forfeiture Event"):

a.	SAR Holder is Terminated for Cause;
b.	SAR Holder voluntarily terminates prior to age 62;
c.	SAR Holder engages in competition with the Company; or
d.	SAR Holder engages in any of the following action:

(i)	intentional misconduct in the performance of SAR Holder’s job with the Company or any subsidiary;
(ii)	being openly critical in the media of the Company or any subsidiary or its directors, officers, or employees or those of any subsidiary;
(iii)	pleading guilty or nolo contendere to any felony or any charge involving moral turpitude;
(iv)	misappropriating or destroying Company or subsidiary property including, but not limited to, trade secrets or other proprietary property;
(v)	improperly disclosing material nonpublic information regarding the Company or any subsidiary;
(vi)	after ceasing employment with the Company, inducing or attempting to induce any employee of the Company or any Subsidiary to leave the employ of the Company or any subsidiary;
(vii)	after ceasing employment with the Company, hiring any person who was a manager level employee of the Company or any subsidiary; or
(viii)	inducing or attempting to induce any customer, supplier, lender, or other business relation of the Company or any subsidiary to cease doing business with the Company or any subsidiary.

Upon the occurrence of a Forfeiture Event, those portions of this SAR not exercisable at the time of a Forfeiture Event will be forfeited and may not be exercised.  Notwithstanding any other provision of this SAR, any portion of this SAR exercisable (either in accordance with the normal exercise dates set forth in paragraph 2 or pursuant to an acceleration of exercisability under paragraph 3) at the occurrence of a Forfeiture Event shall remain exercisable for seven days following the occurrence of a Forfeiture Event or until the SAR terminates under paragraph 1, whichever occurs first.  Therefore, any exercisable portion of this SAR that is not exercised within such seven-day period (or such shorter period to the extent determined by the Company in accordance with the foregoing sentence) will be forfeited and may not be exercised.

5.	Definitions - For purposes of this Agreement, the following terms have the meanings as set forth below:

a.
"Change in Control" - Shall mean when (i) a person, as defined under the securities laws of the United States, acquires all or substantially all of the assets of the Company or acquires beneficial ownership of more than 50% of the outstanding voting securities of the Company; or (ii) the directors of the Company, immediately before a business combination between the Company and another entity, or a proxy contest for the election of directors, shall as a result of such business combination or proxy contest, cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

b.
"Termination for Cause" - Shall mean the SAR Holder’s termination of employment with the Company because of the willful engaging by the SAR Holder in gross misconduct; provided, however, that a termination for cause shall not include termination attributable to: (i) poor work performance, bad judgment or negligence on the part of the SAR Holder; (ii) an act or omission believed by the SAR Holder in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by the SAR Holder to be lawful; or (iii) the good faith conduct of the SAR Holder in connection with a Change in Control (including opposition to or support of such Change in Control).

6.	This Agreement shall be governed by the laws of the State of Missouri without reference to the conflict of laws provisions thereof.

7.
No amendment or modification of this SAR shall be valid unless the same shall be in writing and signed by the Company and SAR Holder.  The foregoing, however, shall not prevent the Company from amending or modifying the Plan except that no such amendment or modification shall adversely affect the SAR Holder’s rights under this SAR Agreement.

ACKNOWLEDGED	RALCORP HOLDINGS, INC.
AND ACCEPTED:

_____________________________________	By: _____________________________________
[NAME], SAR Holder	[NAME]
Secretary
_____________________________________
Date